                              AMENDMENT NO. 1 TO
                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AMENDMENT is made effective and entered into effective this 16th day of December 1997, between and among ALLIED WIRELESS, INC. ("Allied"), SKYLYNX EXPRESS HOLDINGS, INC. ("SkyLynx") and NETWORK SYSTEM TECHNOLOGIES, INC. ("NST");

                                  WITNESSETH:

     WHEREAS, Allied, SkyLynx and NST have entered into a certain Agreement and Plan of Reorganization dated as of August 5, 1997 (the "Agreement");

     WHEREAS, the parties desire to modify the Agreement in the particulars hereinbelow set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties covenant and agree as follows:

     1. Prior to the Closing, SkyLynx shall be initially capitalized so as to issue founders' stock to the following shareholders in the following proportions:

                                          Percent
            Shareholder                 of Shares
            -----------                 -----------
          NST                            25.000%
          Gary Brown                     28.125%
          Technology Research Bank       12.500%
          William Chastain                6.250%
          Rovel Finance, Ltd.             8.750%
          Dostil Securities, Ltd.        10.625%
          A.V.G. Enterprises, Inc.       10.625%
                                     -----------
              Total                     100.000%

     At the Closing, the foregoing shall constitute the sole shareholders of SkyLynx entitled to receive Exchange Shares of Allied in the reorganization in accordance with the terms and conditions of the Agreement.

     2. Concurrently with the Closing, the Board of Directors of SkyLynx shall be reconstituted to consist of the following persons:

          Gary Brown                 Chairman
          Eduardo Moura
          General Francis Ragano
          William Chastain

     3. Concurrently with the Closing, the following persons shall be elected to serve as executive officers of SkyLynx until the next regular annual meeting of the Company's Board of Directors or until their successors have been duly elected and qualified:

          Gary Brown               President
          William Chastain         Vice President of Marketing and Sales

     4. At the Closing, Allied shall purchase from NST a dishonored bank draft issued by Paradise Cable Corporation ("Paradise") in the amount of $71,570.91 (the "Paradise Check"). NST will assign to Allied all of NST's right, title and interest in and to the Paradise Check in consideration for payment to NST in the amount of $71,570.91.

     5. At the Closing, Allied shall acquire from NST that certain Promissory Note issued by NST in favor of Man Shek Lee dated July 21, 1997 in the principal amount of $100,000 (the "Man Shek Lee Note"). Allied shall agree to assume the Man Shek Lee Note in accordance with its terms.

     6. At the Closing, Allied shall reimburse NST for all legal expenses and costs incurred in connection with consummating the Agreement in the amount of $37,500. NST shall indemnify, defend and hold harmless Allied and SkyLynx from any further obligation or liability for legal fees or other expenses incurred by NST or SkyLynx in connection with consummating the Agreement.

     7. As soon as practicable following the Closing, NST and SkyLynx shall enter into a formal Project Agreement and General Operating Agreement for the installation of a SkyLynx express wireless communication network in the Los Angeles metropolitan area (the "Los Angeles Project"). The terms of the General Operating Agreement for the Los Angeles Project shall be those customarily contained in NST's project operating agreements and shall be negotiated by the parties in good faith. At the Closing, Allied shall pay to NST a $91,000 earnest money deposit under the contemplated Los Angeles Project Agreement. If the parties fail to execute and deliver a definitive General Operating Agreement for the Los Angeles Project within thirty (30) days following the Closing, then NST shall pay the full $91,000 deposit to Hybrid Networks to reduce the outstanding NST liability to Hybrid that Allied will assume pursuant to paragraph 8 below.

     8. At or prior to the Closing, NST shall assign to SkyLynx all of NST's right, title and interest in and to its existing contracts and agreements with Digital Broadcast Corporation ("DBC") and Paradise Cable Corporation ("Paradise"), together with all inventory currently held by NST under the DBC agreements. In consideration of those assignments, Allied shall assume and agree to pay the existing liability of NST to Hybrid Networks ("Hybrid") incurred in connection with NST's performance under the DBC contracts; provided, however, that Allied will not be deemed to have assumed $91,000 of such liability and NST will indemnify and hold harmless Allied to the extent of such $91,000, if NST is required to pay same to Hybrid pursuant to paragraph 7 above. Subject to executing and delivering all documents of conveyance, assignment and assumption necessary to consummate the foregoing, Allied agrees to pay to Hybrid at Closing the sum of $150,000 to reduce the outstanding Hybrid liability by that amount.

     9. For so long as NST is the record and beneficial owner of 10% of the issued and outstanding shares of Allied Common Stock, NST shall have the pre-emptive right, subject to any uniform conditions prescribed by the Allied Board of Directors to provide a fair and reasonable opportunity to exercise the right, to acquire proportional amounts of the unissued shares of Allied common Stock upon the decision of the Board of Directors to issue them; provided, however, that there shall be no pre-emptive right with respect to:

          (i) Shares issued as compensation to directors, officers, agents or employees of the corporation or its subsidiaries or affiliates;

          (ii) Shares issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents or employees of the corporation or its subsidiaries or affiliates;

          (iii) Shares issued upon exercise of options or warrants or upon conversion of convertible securities issued pursuant to due authorization of the corporation's Board of Directors; or

          (iv) Shares sold otherwise than for cash.

     10. At or prior to the Closing, NST shall execute and deliver to SkyLynx a non-exclusive license (the "License") granting to SkyLynx the non-exclusive, worldwide, royalty-free, perpetual right and license to use and otherwise commercially exploit any or all of NST's present products, services and other intellectual property and technology, including any and all future improvements thereof. Without in any way limiting the generality of the foregoing, the License shall include, without limitation, the right to utilize and commercially exploit the technology more fully described on Exhibit A hereto. Such License shall be in lieu of the technology assignment provided for in the Agreement.

     11. Following the Closing, NST shall make available to SkyLynx all products, services and technology developed by NST or offered by NST on terms no less favorable than terms offered by NST to its preferred customers and clients. Subject to such "favored nations" status, NST shall offer SkyLynx System Integration and Network Operations Agreements pursuant to which NST shall cooperate and assist SkyLynx in all reasonable respects in the efforts of SkyLynx to originate, maintain and support network service areas and affiliates. Subject to such "favored nations" status, NST shall provide such origination, maintenance and support through NST's network operation center in consideration for payment equal to 9% of network subscriber revenues generated by SkyLynx utilizing such NST services. Notwithstanding the foregoing, in the event SkyLynx in unable to renegotiate the terms of the DBC and Paradise contracts, NST agrees that its fee for such services under the DBC and Paradise Contracts shall be reduced to 4.5% of net subscriber revenues for those networks.

     12. NST agrees to make available to SkyLynx Remote Link Adapters at volume discount prices to the prevailing list price, subject to SkyLynx providing NST with a mutually-agreeable forecast covering a period of not less than six months to which forecast SkyLynx is willing to commit.

     13. The parties stipulate and agree that all conditions precedent to Closing have as of this date either been satisfied or are herewith waived by the parties. Each party unconditionally agrees to close the transactions provided for or contemplated by the Agreement as expeditiously as possible.

     14. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall remain and continue in full force and effect until the first to occur of the Closing Date or December 31 1997, if the parties fail to close by that date. The parties agree to exercise best efforts to complete the preparation and delivery of all documents necessary to be delivered at the Closing. Upon Closing, each party shall be deemed to have released the other from any claims under the Agreement arising prior to the Closing.

     15. Unless the context otherwise requires, all capitalized terms used herein shall have the meanings set forth in the Agreement.

     16. Except as expressly modified by the provisions hereof, all other terms and conditions of the Agreement shall remain in full force and effect. In the event that any conflict or inconsistency between any provision of this Amendment and any provision of the Agreement, the provisions of this Amendment shall control.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                              ALLIED WIRELESS, INC., a Colorado corporation


                              By: /s/ Neil A. Cox
                                   ----------------------------------------
                                   Neil A. Cox, President


                              SKYLYNX EXPRESS HOLDINGS, INC., a Delaware corporation


                              By: /s/ Eduardo J. Moura
                                   ----------------------------------------
                                   Eduardo J. Moura


                              NETWORK SYSTEM TECHNOLOGIES, INC.,      a
                              California corporation


                              By: /s/ Eduardo J. Moura
                                   ----------------------------------------
                                   Eduardo J. Moura
APPROVED AND ACCEPTED


/s/ Eduardo J. Moura
------------------------------
Eduardo J. Moura


/s/ Gary L. Brown
------------------------------
Gary L. Brown


/s/ William Chastain

------------------------------
William Chastain